EXHIBIT 99.1

   BigString Corporation Secures $2 Million in Financing from Tudor Investment
                     Corporation & Closes Asset Acquisition


RED BANK, N.J., May 22, 2006 - BigString Corporation (OTC Bulletin Board: BSGC )
- whose patent-pending technology permits sending recallable, erasable, non-printing and self-destructing emails - announced today that it has closed a $2 million round of financing by Tudor Investment Corporation and its affiliates. Proceeds from this financing will be used to support ongoing operations and fund the advancement of BigString's technology and development of its business.

"We believe that this strategic investment by Tudor Investment Corporation will enable us to continue to maintain and refine our existing products and services while allowing us the flexibility to explore new areas of development," said Darin Myman, President and Chief Executive Officer of BigString Corporation.

In consideration for this financing, BigString Corporation has issued 400,000 shares of BigString's Series A Preferred Stock, par value $0.0001 per share, and warrants to purchase 1,000,000 shares of BigString's Common Stock, par value $0.0001 per share, to Tudor Investment Corporation and its affiliates. The shares of Series A Preferred Stock issued to Tudor Investment Corporation and its affiliates are convertible under certain circumstances into shares of Common Stock. BigString Corporation has agreed to register the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock and the shares of Common Stock underlying the warrants.

BigString Corporation also announced today that it has acquired the websites FindItAll.com, an event search engine, and AmericanMoBlog.com, a photo sharing website. In exchange for the rights to these websites and certain other assets, BigString Corporation issued 750,000 shares of BigString's Common Stock to the owner of the websites and has agreed to provide certain registration rights with respect to same.

About BigString Corporation

BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used.

Forward Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward looking statements shall be subject to the safe harbors created thereby. Since these statements involve

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certain risks and uncertainties and are subject to change at any time, BigString
Corporation's actual results could differ materially from expected results.

Contacts

Darin Myman, BigString Corporation, (732) 741-2840, darin@bigstring.com Howard Greene, Greene Inc., (516) 825-0400, howard@greeneincpr.com